Exhibit 24.2
POWER OF ATTORNEY

Each person whose signature to this registration statement appears below hereby constitutes and appoints Jonathan Lewis and Richard Bagley, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Timothy McInerney	Director
Timothy McInerney

/s/ Wyche Fowler, Jr.	Director
Wyche Fowler, Jr.

/s/ Gary S. Fragin	Director
Gary S. Fragin